Exhibit 99.1

Four Oaks Fincorp, Inc. Announces 2011 Third Quarter Results

FOUR OAKS, N.C.--(BUSINESS WIRE)--November 1, 2011--Four Oaks Fincorp, Inc. (OTCBB:FOFN) (the “Company”), the holding company for Four Oaks Bank & Trust Company (the “Bank”), today announced the results for the third quarter ended September 30, 2011. The net loss for the third quarter and nine months ended September 30, 2011 was $3.6 million and $6.0 million, respectively, compared to $6.6 million and $6.2 million for the same periods of 2010, respectively. The provision for loan losses for the nine months ended September 30, 2011 of $9.8 million was less than the $20.2 million for the same period in 2010. We had $9.6 million in net charge-offs recognized during the nine months ended September 30, 2011 as compared to $18.4 million in net charge-offs recognized at September 30, 2010. Nonaccrual loans increased to $63.5 million at September 30, 2011, from $51.5 million at December 31, 2010. Increased levels of nonperforming assets, elevated charge-offs, and a lack of improvement of the local economy led us to increase our allowance for loan losses (ALLL) as a percentage of gross loans to 3.60% or $22.3 million at September 30, 2011 as compared to 3.25% or $22.1 million as of December 31, 2010. 32.5% or $7.3 million of the September 30, 2011, ALLL represents specific reserves on impaired loans as compared to 38.0% or $8.4 million at December 31, 2010. Management believes the September 30, 2011 allowance for loan losses is adequate to absorb probable losses inherent in the loan portfolio. The charge-offs and nonaccrual loans result from rigorous examination of our loan portfolio by internal and external reviewers in order to identify problem credits and properly account for them.

The Bank is adequately capitalized with total risk based capital of 9.98%, tier 1 risk based capital of 8.70%, and leverage ratio of 5.68% at September 30, 2011, as compared to 9.77%, 8.50%, and 5.88%, respectively, at December 31, 2010. The Company had total risk based capital of 10.54%, tier 1 risk based capital of 7.25%, and leverage ratio of 4.70% at September 30, 2011, as compared to 10.42%, 7.36%, and 5.06%, respectively, at December 31, 2010. We are actively assessing our alternatives for improving capital, which may include increasing tangible common equity and regulatory capital, reducing our balance sheet, or other strategies. One cost containment initiative expected to be complete in November 2011, is to combine our Garner Village office into our Garner Station office.

Asset Quality:

Total nonperforming assets were $74.2 million or 8.11% of total assets at September 30, 2011, as compared to $60.3 million or 6.37% of total assets at December 31, 2010. Nonaccrual loans increased by $12.0 million to $63.5 million, or 10.24% of gross loans and accruing loans 90 days or more past due decreased by $930,000 to $16,000 at September 30, 2011, compared to $51.5 million, or 7.49% of gross loans and $946,000 as of December 31, 2010, respectively. The increase in nonaccrual loans was primarily attributable to construction/land development loans, 1 to 4 family residential loans, and commercial real estate loans. Foreclosed assets totaled $10.7 million at September 30, 2011, up from $8.8 million at December 31, 2010, due to $2.7 million of sales, which resulted in the recognition of a net loss of $289,000, an additional $859,000 in write-downs due to declining real estate valuation, and $5.7 million of additions as nonperforming loans cycled through the collections process. Troubled debt restructurings (TDRs) totaled $48.4 million at September 30, 2011, and are comprised of $35.6 million which were included in nonaccrual loans and $12.8 million which were performing loans. This compares to total TDRs at December 31, 2010 of $51.5 million comprised of $30.9 million non-performing TDRs which were included in nonaccrual loans and $20.6 million which were performing loans. Working with our customers to extend a payment or revise loan terms is reflective of the individualized customer service we are providing to help our customers through this difficult economic cycle.

Net Interest Income and Net Interest Margin:

Net interest income after the provision for loan losses totaled $1.5 million and $10.2 million for the three months and nine months ended September 30, 2011, respectively, as compared to net loss of $7.2 million and net income of $3.5 million for the same periods in 2010. Net interest margin annualized for the quarter and nine months ended September 30, 2011 was 2.78% and 2.94%, respectively, compared to 3.07% and 3.41% as of December 31, 2010. Our net interest margin declined during the nine months ended September 30, 2011 due to the decrease in gross loans, elevated levels of nonaccruing loans, and lower yields on investments. The effect of these factors more than offset the benefit of lower interest expense which declined to $3.4 million and $10.8 million for the third quarter and nine months ended September 30, 2011 as compared to $3.7 million and $11.5 million for the same periods ended September 30, 2010.

Non-Interest Income:

Non-interest income for the third quarter and nine months ended September 30, 2011, respectively, decreased $1.2 million and $2.3 million, respectively, to $1.5 million and $4.3 million from $2.8 million and $6.6 million for the same periods ended September 30, 2010, primarily due to lower gains from sales of investment securities.

Non-Interest Expense

Non-interest expense totaled $6.6 million and $20.4 million for the third quarter and nine months ended September 30, 2011, respectively, as compared to $6.5 million and $21.0 million, respectively, for the same periods in 2010.

Balance Sheet and Capital

Total assets of $915.5 million at September 30, 2011 decreased 3.38% compared to $947.6 million at December 31, 2010. Net cash, cash equivalents, and investments of $268.4 million at September 30, 2011 increased 13.08% compared to $237.3 million at December 31, 2010. Net loans of $597.9 million at September 30, 2011 decreased 9.43% compared to $660.2 million at December 31, 2010. Total deposits of $742.7 million at September 30, 2011 decreased 3.45% compared to $769.2 million at December 31, 2010. Total shareholders’ equity was $32.7 million at September 30, 2011, a decrease of 7.87% compared to $35.5 million at December 31, 2010. Book value per share at September 30, 2011 was $4.28 as compared to $4.70 at December 31, 2010. Chairman, President, and Chief Executive Officer, Ayden R. Lee, Jr. states, “As we prepare to celebrate our 100th anniversary in 2012, we remain focused on our primary vision to help people accomplish their financial goals. Our core values and clear mission continue to guide us through this most difficult economic cycle. Our efforts to improve asset quality and capital are ongoing.”

With $915.5 million in total assets as of September 30, 2011, the Company, through its wholly owned subsidiary, Four Oaks Bank & Trust Company, offers a broad range of financial services through its eighteen (seventeen following the Garner combination) offices in Four Oaks, Clayton, Smithfield, Garner, Benson, Fuquay-Varina, Wallace, Holly Springs, Harrells, Sanford, Zebulon, Dunn, Rockingham, Southern Pines, and Raleigh, North Carolina. Four Oaks Fincorp, Inc. trades through its market makers under the symbol of FOFN.

Information in this press release may contain forward-looking statements. These statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation, our ability to comply with the Written Agreement we entered with the Federal Reserve Bank of Richmond and the North Carolina Office of the Commissioner of Banks in May 2011, the effects of future economic conditions, governmental fiscal and monetary policies, legislative and regulatory changes, the risks of changes in interest rates on the level and composition of deposits, the effects of competition from other financial institutions, our ability to raise capital and continue as a going concern, the failure of assumptions underlying the establishment of the allowance for loan losses, our ability to achieve and maintain an effective internal control environment, and the low trading volume of the Company’s common stock. Additional factors that could cause actual results to differ materially are discussed in the Company’s filings with the Securities and Exchange Commission, including without limitation its Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q, and its Current Reports on Form 8-K. The Company does not undertake a duty to update any forward-looking statements in this press release.

CONTACT:
Four Oaks Fincorp, Inc.
Ayden R. Lee, Jr., Chairman, President, and Chief Executive Officer, 919-963-2177
or
Nancy S. Wise, Executive Vice President and Chief Financial Officer, 919-963-2177